As filed with the Securities and Exchange Commission on February 10, 2022

Registration No. 333-201308

Registration No. 333-117512

Registration No. 333-42930

Registration No. 333-22745

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-201308

FORM S-8 REGISTRATION STATEMENT NO. 333-117512

FORM S-8 REGISTRATION STATEMENT NO. 333-42930

FORM S-8 REGISTRATION STATEMENT NO. 333-22745

UNDER

THE SECURITIES ACT OF 1933

DIAMOND OFFSHORE DRILLING, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	76-0321760
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

15415 Katy Freeway

Houston, Texas 77094

(281) 492-5300

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

DIAMOND OFFSHORE DRILLING, INC. EQUITY INCENTIVE COMPENSATION PLAN

AMENDED AND RESTATED DIAMOND OFFSHORE DRILLING, INC. 2000 STOCK OPTION PLAN

DIAMOND OFFSHORE DRILLING, INC. 2000 STOCK OPTION PLAN

DIAMOND OFFSHORE DEFINED CONTRIBUTION RETIREMENT PLAN

(Full Title of the Plans)

David L. Roland, Esq.

Senior Vice President, General Counsel and Secretary

Diamond Offshore Drilling, Inc.

15415 Katy Freeway, Suite 100

Houston, Texas 77094

(281) 492-5300

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Shelton M. Vaughan, Esq.

Duane Morris LLP

1330 Post Oak Blvd., Suite 800

Houston, Texas 77056

(713) 402-3900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

As previously disclosed, on April 26, 2020, Diamond Offshore Drilling, Inc., a Delaware corporation (the “Registrant”), and certain of its direct and indirect subsidiaries commenced voluntary cases for relief under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) and, on January 22, 2021, filed the Joint Chapter 11 Plan of Reorganization of Diamond Offshore Drilling, Inc. and Its Debtor Affiliates with the Bankruptcy Court, which was subsequently amended on February 24, 2021 and February 26, 2021 (the “Plan”). On April 8, 2021, the Bankruptcy Court entered an order confirming the Plan, and on April 23, 2021 (the “Effective Date”), the Plan became effective. Pursuant to the Plan, all shares of the Registrant’s old common stock, par value $0.01 per share (“Common Stock”), were cancelled.

The Registrant is filing these Post-Effective Amendments (these “Post-Effective Amendments”) to each of the following Registration Statements on Form S-8 (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed by the Registrant with the Securities and Exchange Commission (the “Commission”) to deregister all shares of the Registrant’s Common Stock and any other securities that remain unsold as of the Effective Date that were originally registered under the Registration Statements:

•

Registration Statement on Form S-8 (Registration No. 333-201308), pertaining to the registration of an additional 6,000,000 shares of Common Stock under the Registrant’s Equity Incentive Compensation Plan, which was filed with the Commission on December 30, 2014;

•

Registration Statement on Form S-8 (Registration No. 333-117512), pertaining to the registration of an additional 750,000 shares of Common Stock under the Amended and Restated Diamond Offshore Drilling, Inc. 2000 Stock Option Plan, which was filed with the Commission on July 20, 2004;

•

Registration Statement on Form S-8 (Registration No. 333-42930), pertaining to the registration of 750,000 shares of Common Stock under the Registrant’s 2000 Stock Option Plan, which was filed with the Commission on August 3, 2000; and

•

Registration Statement on Form S-8 (Registration No. 333-22745), pertaining to the registration of 939,016 shares of Common Stock and an indeterminate amount of participation interests under the Registrant’s Defined Contribution Retirement Plan, which was filed with the Commission on March 4, 1997.

As a result of the Plan, as of the Effective Date there will be no future offers or sales under the Registration Statements and, pursuant to the undertakings contained in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities that had been registered for issuance but remain unsold at the termination of the offering, the Registrant hereby removes from registration any remaining shares of Common Stock and any and all securities that were registered for issuance pursuant to the Registration Statements and that remain unsold as of the Effective Date. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such Common Stock and securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, or the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on February 10, 2022.

DIAMOND OFFSHORE DRILLING, INC.

By:	/s/ David L. Roland
Name:	David L. Roland
Title:	Senior Vice President, General Counsel and Secretary

Note: Pursuant to Rule 478 under the Securities Act, no other person is required to sign these Post-Effective Amendments to the Registration Statements.